LAW OFFICES OF
           MILLER, CANFIELD, PADDOCK AND STONE, P.L.C.
              1400 NORTH WOODWARD AVENUE, SUITE 100
             BLOOMFIELD HILLS, MICHIGAN  48303-2014



                         October 4, 1995



The First Trust Combined Series 255,
The First Trust of Insured Municipal Bonds
In care of Nike Securities L.P.
1001 Warrenville Road
Lisle, Illinois 60532

The Chase Manhattan Bank
  (National Association),
  as Trustee of The First Trust
  Combined Series 255, The First
  Trust of Insured Municipal Bonds
770 Broadway, 6th Floor
New York, New York  10003


          Re:   The First Trust Combined Series 255,
     The First Trust of Insured Municipal Bonds-Multi-State:
                    Michigan Trust, Series 32

Gentlemen:

     We have acted as special Michigan counsel to you as sponsors and trustees of The First Trust Combined Series 255, The First Trust of Insured Municipal Bonds-Multi-State: Michigan Trust, Series 32 referred to above (the "Fund"). You have asked that we, acting in such capacity, render an opinion to you with respect to certain matters relating to the issuance of the units of fractional undivided interest in the Fund (the "Units") pursuant to a Registration Statement on Form S-6 filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Registration Statement").

     You have requested our opinion as to the applicability to the Michigan Trust and the holders of Units (the "Holders"), each of which Units represents the ownership of a specified fractional undivided interest in the assets of the Michigan Trust, of the Michigan Income Tax Act (M.C.L.A. Sections 206.1 et seq.; M.S.A. Sections 7.557 (101) et seq.) (the "Michigan Income Tax"), the City Income Tax Act (M.C.L.A. Sections 141.501 et seq.; M.S.A. Sections 5.3194 (1) et seq.), which incorporates the "Uniform City Income Tax Ordinance," the First Class School District excise tax upon income, (M.C.L.A. Section 380.451; M.S.A. Section 15.4451) (collectively, the "income tax laws"), the Michigan Single Business Tax Act (M.C.L.A. Sections 208.1 et seq.; M.S.A. Sections 7.558 (1) et seq.) (the "Single Business Tax") and the Michigan Tax on Ownership of Intangible Personal Property (M.C.L.A. Sections 205.131 et seq.; M.S.A. Sections 7.556(1) et seq.) (the "Intangibles Tax"). The Intangibles Tax is being phased out, with reductions of twenty-five percent (25%) in 1994 and 1995, fifty percent (50%) in 1996, and seventy-five percent (75%) in 1997, with total repeal effective January 1, 1998 (1995 PA 4 and 5). You have also requested our opinion regarding the tax status of proceeds payable from an insurance policy to be obtained by either the Fund or by the issuer of the Bonds involved, or by the underwriters of the Bonds, or the sponsor of the Bonds, or others, guaranteeing prompt payment of principal and interest on all Bonds in the portfolio of the Fund.

     The Michigan Trust, its formation, its proposed method of operation, the rights of owners of Certificates representing Units, the nature of such ownership and the portfolio of investments of the Michigan Trust are described and set forth in the Prospectus dated October 4, 1995 filed with the Securities and Exchange Commission in Registration No. 33-61833. In giving our opinion set forth hereunder, we have relied upon the facts contained in such Registration Statement, including the fact that, at the respective dates of issuance of the underlying Debt Obligations, opinions of bond counsel to the respective Michigan authorities issuing such Debt Obligations were given with respect to the validity of the Debt Obligations and the exemption of the same, and of the interest thereon, from Michigan taxation.

     Based on the above, it is our opinion that:

     The Michigan Trust and the owners of Units will, in our opinion, be treated for purposes of the Michigan income tax laws and the Single Business Tax in substantially the same manner as they are for purposes of the Federal income tax laws, as currently enacted. Accordingly, we have relied upon the opinion of Messrs. Chapman and Cutler as to the applicability of Federal income tax laws under the Internal Revenue Code of 1986, as currently amended, to the Michigan Trust and the Holders of Units.

     Under the income tax laws of the State of Michigan, the Michigan Trust is not an association taxable as a corporation; the income of the Michigan Trust will be treated as the income of the Holders of Units of the Michigan Trust and be deemed to have been received by them when received by the Michigan Trust. Interest on the Debt Obligations in the Michigan Trust which is exempt from tax under the Michigan income tax laws when received by the Michigan Trust will retain its status as tax exempt interest to the Holders of Units of the Michigan Trust.

     For purposes of the Michigan income tax laws, each Holder of Units of the Michigan Trust will be considered to have received his pro rata share of interest on each Debt Obligation in the Michigan Trust when it is received by the Michigan Trust, and each Holder will have a taxable event when the Michigan Trust disposes of a Debt Obligation (whether by sale, exchange, redemption or payment at maturity) or when the Unit Holder redeems or sells his Unit, to the extent the transaction constitutes a taxable event for Federal income tax purposes. The tax cost of each Unit to a Unit Holder will be established and allocated for purposes of the Michigan income tax laws in the same manner as such cost is established and allocated for Federal income tax purposes.

     Under the Michigan Intangibles Tax, the Michigan Trust is not taxable and the pro rata ownership of the underlying Debt Obligations, as well as the interest thereon, will be exempt to the Holders of Units to the extent the Michigan Trust consists of obligations of the State of Michigan or its political subdivisions or municipalities, or of obligations of possessions of the United States.

     The Michigan Single Business Tax replaced the tax on corporate and financial institution income under the Michigan Income Tax, and the intangible tax with respect to those intangibles of persons subject to the Single Business Tax the income from which would be considered in computing the Single Business Tax. Persons are subject to the single Business Tax only if they are engaged in "business activity" as defined in the Act. Under the Single Business Tax, both interest received by the Michigan Trust on the underlying Debt Obligations and any amount distributed from the Michigan Trust to a Unit Holder, if not included in determining taxable income for Federal income tax purposes, is also not included in the adjusted tax base upon which the Single Business Tax is computed, of either the Michigan Trust or the Unit Holders. If the Michigan Trust or the Unit Holders have a taxable event for Federal income tax purposes when the Michigan Trust disposes of a Debt Obligation (whether by sale, exchange, redemption or payment at maturity) or the Holder redeems or sells his Unit, an amount equal to any gain realized from such taxable event which was included in the computation of taxable income for Federal income tax purposes (plus an amount equal to any capital gain of an individual realized in connection with such event but excluded in computing that individual's Federal taxable income) will be included in the tax base against which, after allocation, apportionment and other adjustments, the Single Business Tax is computed. The tax base will be reduced by an amount equal to any capital loss realized from such a taxable event, whether or not the capital loss was deducted in computing Federal taxable income in the year the loss occurred. Holders should consult their tax advisor as to their status under Michigan law.

     Any proceeds paid under an insurance policy issued to the Trustee of the Fund, or paid under individual policies obtained by issuers of Bonds, or by the underwriter of the Bonds, or the sponsor of the Bonds, or others, which, when received by the Unit Holders, represent maturing interest on defaulted obligations held by the Trustee, will be excludable from the Michigan income tax laws and the Single Business Tax if, and to the same extent as, such interest would have been so excludable if paid by the issuer of the defaulted obligations. While treatment under the Michigan Intangibles Tax is not premised upon the characterization of such proceeds under the Internal Revenue Code, the Michigan Department of Treasury should adopt the same approach as under the Michigan income tax laws and the Single Business tax.

     We also advise you that, as the Tax Reform Act of 1986 eliminates the capital gain deduction for tax years beginning after December 31, 1986, the federal adjusted gross income, the computation base for the Michigan Income Tax, of a Unit Holder will be increased accordingly to the extent such capital gains are realized when the Michigan Trust disposes of a Debt Obligation or when the Unit Holder redeems or sells a Unit, to the extent such transaction constitutes a taxable event for Federal income tax purposes.

     Chapman  and  Cutler  of  111 West Monroe  Street,  Chicago,
Illinois   60603, are entitled to rely on this opinion as  though
it were addressed to them.

     We hereby consent to the reference to Miller, Canfield, Paddock and Stone under the heading "Michigan Tax Status" in the Prospectus relating to the Michigan Trust which is part of the Registration Statement in Registration No. 33-61833 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and to the filing of this opinion as an exhibit to said registration statement.

                         Yours very truly,




                         MILLER, CANFIELD, PADDOCK AND STONE,
                            P.L.C.